Pioneer Capital Growth Fund
4/30/99 NSAR
Answers to Item 77

Sub-Item 77D:  Policies with respect to security investments (Y)

(a) None.

(b) None.

(c) None.

(d) None.

(e) None.

(f) None.

(g) Effective March 1, 1999, the registrant may invest up to 5% of its total assets in below investment grade convertible debt securities (e.g., those rated below BBB by Standard & Poor's Ratings Group, Baa by Moody's Investors Service, Inc. or determined to be of comparable quality by the registrant's investment adviser).